Exhibit 99.1
News Release

AMH Reports Third Quarter 2024 Financial and Operating Results
Acquires High-Quality Portfolio of Nearly 1,700 Single-Family Rental Homes
Raises Full Year 2024 Guidance
LAS VEGAS, October 29, 2024—AMH (NYSE: AMH) (the “Company”), a leading large-scale integrated owner, operator and developer of single-family rental homes, today announced its financial and operating results for the quarter ended September 30, 2024.
Additionally, AMH today announced that in October 2024, the Company acquired a portfolio of nearly 1,700 single-family rental homes for approximately $480 million. The acquisition of the well-located, detached, high-quality homes across 13 markets reflects the Company’s disciplined and responsible approach to growth as well as the Company’s ability to create value by integrating homes onto the AMH platform. The Company funded the transaction through a combination of cash on hand and its previously undrawn revolving credit facility.
Highlights
•Rents and other single-family property revenues increased 5.5% year-over-year to $445.1 million for the third quarter of 2024.
•Net income attributable to common shareholders totaled $73.8 million, or $0.20 per diluted share, for the third quarter of 2024, compared to $74.1 million, or $0.20 per diluted share, for the third quarter of 2023.
•Core Funds from Operations (“Core FFO”) attributable to common share and unit holders increased 6.3% year-over-year to $0.44 per FFO share and unit for the third quarter of 2024 and Adjusted Funds from Operations (“Adjusted FFO”) attributable to common share and unit holders increased 8.0% year-over-year to $0.38 per FFO share and unit for the third quarter of 2024.
•Core Net Operating Income (“Core NOI”) from Same-Home properties increased by 5.4% year-over-year for the third quarter of 2024.
•Achieved Same-Home Average Occupied Days Percentage of 95.9% in the third quarter of 2024, while generating 5.3% rate growth on new leases and 5.2% rate growth on renewals, resulting in 5.2% blended rate growth.
•Delivered a total of 753 high-quality and energy-efficient newly constructed homes from our AMH Development Program to our wholly-owned portfolio and unconsolidated joint ventures in the third quarter of 2024.
•Raised Full Year 2024 Core FFO attributable to common share and unit holders guidance midpoint by $0.01 per share and unit to $1.77, representing anticipated full year growth of 6.6% over prior year.
“We founded this Company to provide high-quality housing for Americans. Reflecting on the last 12 years at AMH, we accomplished more than I ever imagined and I am grateful to pass the baton to our long-term Chief Operating Officer Bryan Smith at the end of the year,” stated David Singelyn, Chief Executive Officer of AMH.
“AMH is at the forefront of the increasingly important single-family rental industry because of the quality of our rental homes, our diversified footprint, strength of our operating platform, and seamless execution from our teams. Long-term business fundamentals remain strong and AMH’s history of delivering consistent and predictable operating results and growing responsibly will continue to drive shareholder returns for years to come.”

Third Quarter 2024 Financial Results
Net income attributable to common shareholders totaled $73.8 million, or $0.20 per diluted share, for the third quarter of 2024, compared to $74.1 million, or $0.20 per diluted share, for the third quarter of 2023. The decrease was primarily due to a $5.3 million loss on early extinguishment of debt and $3.9 million of hurricane-related charges, net in the third quarter of 2024, partially offset by an increase in other income and expense, net as a result of higher interest income as well as increases in rents and other single-family property revenues exceeding increases in total expenses excluding hurricane-related charges, net.
Rents and other single-family property revenues increased 5.5% to $445.1 million for the third quarter of 2024, compared to $421.7 million for the third quarter of 2023. Revenue growth was primarily driven by higher rental rates.
Core NOI from our total portfolio increased 7.7% to $242.1 million for the third quarter of 2024, compared to $224.8 million for the third quarter of 2023. This growth was driven by a 6.1% increase in core revenues resulting primarily from higher rental rates, partially offset by a 3.3% increase in core property operating expenses.
For the Company’s Same-Home portfolio, core revenues increased 4.4% to $335.6 million for the third quarter of 2024, compared to $321.6 million for the third quarter of 2023, which was driven by a 5.1% increase in Average Monthly Realized Rent per property, partially offset by a 60 basis point decrease in Average Occupied Days Percentage. Core property operating expenses from Same-Home properties increased 2.6% to $118.5 million for the third quarter of 2024, compared to $115.5 million for the third quarter of 2023, primarily driven by annual increases in property tax expense and partially offset by lower repairs and maintenance and turnover costs, net. As a result, Core NOI from Same-Home properties increased 5.4% to $217.1 million for the third quarter of 2024, compared to $206.1 million for the third quarter of 2023.
Core FFO attributable to common share and unit holders was $183.8 million, or $0.44 per FFO share and unit, for the third quarter of 2024, compared to $171.0 million, or $0.41 per FFO share and unit, for the third quarter of 2023. Adjusted FFO attributable to common share and unit holders was $159.7 million, or $0.38 per FFO share and unit, for the third quarter of 2024, compared to $146.2 million, or $0.35 per FFO share and unit, for the third quarter of 2023. These improvements were primarily attributable to increases in rents and other single-family property revenues as a result of higher rental rates exceeding increases in expenses.
Year-to-Date 2024 Financial Results
Net income attributable to common shareholders totaled $275.3 million, or $0.75 per diluted share, for the nine-month period ended September 30, 2024, compared to $289.6 million, or $0.80 per diluted share, for the nine-month period ended September 30, 2023. The decrease was primarily due to lower net gains on property sales as well as a $6.3 million loss on early extinguishment of debt and $3.9 million of hurricane-related charges, net in the nine-month period ended September 30, 2024, partially offset by increases in rents and other single-family property revenues exceeding increases in total expenses excluding hurricane-related charges, net.
Rents and other single-family property revenues increased 6.4% to $1.3 billion for the nine-month period ended September 30, 2024, compared to $1.2 billion for the nine-month period ended September 30, 2023. Revenue growth was primarily driven by higher rental rates.
Core NOI from our total portfolio increased 8.0% to $722.7 million for the nine-month period ended September 30, 2024, compared to $669.2 million for the nine-month period ended September 30, 2023. This growth was driven by a 6.9% increase in core revenues resulting primarily from higher rental rates, partially offset by a 4.8% increase in core property operating expenses.

For the Company’s Same-Home portfolio, core revenues increased 5.2% to $1.0 billion for the nine-month period ended September 30, 2024, compared to $950.8 million for the nine-month period ended September 30, 2023, which was driven by a 5.6% increase in Average Monthly Realized Rent per property as well as higher fees and lower uncollectible rents, partially offset by a 60 basis point decrease in Average Occupied Days Percentage. Core property operating expenses from Same-Home properties increased 4.3% to $347.7 million for the nine-month period ended September 30, 2024, compared to $333.4 million for the nine-month period ended September 30, 2023, primarily driven by annual increases in property tax expense. As a result, Core NOI from Same-Home properties increased 5.7% to $652.5 million for the nine-month period ended September 30, 2024, compared to $617.4 million for the nine-month period ended September 30, 2023.
Core FFO attributable to common share and unit holders was $551.8 million, or $1.32 per FFO share and unit, for the nine-month period ended September 30, 2024, compared to $509.9 million, or $1.23 per FFO share and unit, for the nine-month period ended September 30, 2023. Adjusted FFO attributable to common share and unit holders was $490.4 million, or $1.17 per FFO share and unit, for the nine-month period ended September 30, 2024, compared to $448.5 million, or $1.08 per FFO share and unit, for the nine-month period ended September 30, 2023. These improvements were primarily attributable to increases in rents and other single-family property revenues as a result of higher rental rates exceeding increases in expenses.
Portfolio
Average Occupied Days Percentage was 95.1% for the third quarter of 2024, compared to 95.8% for the second quarter of 2024.
Investments
As of September 30, 2024, the Company’s total single-family properties, excluding properties held for sale, consisted of 58,899 homes, compared to 58,860 homes as of June 30, 2024, an increase of 39 homes during the third quarter of 2024, which included 640 newly constructed homes delivered to our operating portfolio through our AMH Development Program and 16 homes acquired through our traditional acquisition channel, partially offset by 617 homes identified for sale. During the third quarter of 2024, we also developed an additional 113 newly constructed homes which were delivered to our unconsolidated joint ventures, aggregating to 753 total home deliveries through our AMH Development Program. As of September 30, 2024, the Company had 1,003 properties held for sale and 3,271 properties held in unconsolidated joint ventures.
Capital Activities, Balance Sheet and Liquidity
During the third quarter of 2024, the Company paid off the outstanding principal on the AMH 2014-SFR3 asset-backed securitization of approximately $471.8 million.
During the third quarter of 2024, the Company entered into a new credit agreement with a $1.25 billion sustainability-linked revolving credit facility, replacing its previous $1.25 billion revolving credit facility. The interest rate on the new revolving credit facility is at either a daily or Term Secured Overnight Financing Rate (“SOFR”) plus a 0.10% spread adjustment and a margin ranging from 0.725% to 1.40% or a base rate (determined according to the greater of a prime rate, federal funds rate plus 0.5% or the daily SOFR plus 1.10%) plus a margin ranging from 0.00% to 0.40%. In each case, the actual margin is determined based on the Company’s credit ratings in effect from time to time. The new revolving credit facility matures on July 16, 2028, with two six-month extension options at the Company’s election if certain conditions are met.
As of September 30, 2024, the Company had cash and cash equivalents of $162.5 million and had total outstanding debt of $4.6 billion, excluding unamortized discounts and unamortized deferred financing costs, with a weighted-average interest rate of 4.3% and a weighted-average term to maturity of 12.5 years. The Company had no outstanding borrowings on its $1.25 billion revolving credit facility and had estimated net proceeds of $109.5 million available from future settlement under its At-the-

Market Program forward sale agreements at the end of the quarter. During the third quarter of 2024, the Company generated $50.6 million of Retained Cash Flow (defined below) and sold 256 properties generating $81.0 million of net proceeds.
In October 2024, the Company issued and physically settled 2,987,024 Class A common shares under its At-the-Market Program forward sale agreements, receiving net proceeds of $109.8 million. The Company intends to use these net proceeds to repay indebtedness under its revolving credit facility it may incur and for general corporate purposes.
Hurricane Beryl, Debby, Helene and Milton Update
During the third quarter of 2024, Hurricanes Beryl, Debby and Helene impacted certain properties in our Texas, Florida, Georgia and Carolinas markets for minor repair and remediation costs that were not subject to the Company’s property and casualty insurance policies. The Company recorded a $3.9 million hurricane-related charge which has been excluded from Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders and our total and Same-Home Core NOI results.
In October 2024, Hurricane Milton impacted certain properties in our Florida market for minor repair and remediation costs that were not subject to the Company’s property and casualty insurance policies. The Company is still assessing damages but preliminarily we expect to record a hurricane-related charge in the range of $3 million to $4 million in the fourth quarter of 2024.

2024 Guidance
Set forth below are the Company’s current expectations with respect to full year 2024 Core FFO attributable to common share and unit holders and our underlying assumptions. In reliance on the exception provided by applicable SEC rules, the Company does not provide guidance for GAAP net income, the most comparable GAAP financial measure, or a reconciliation of 2024 Core FFO guidance to GAAP net income because we are unable to reasonably predict the following items which are included in GAAP net income: (i) gain on sale and impairment of single-family properties and other, net for consolidated properties and unconsolidated joint ventures, (ii) acquisition and other transaction costs and (iii) hurricane-related charges, net. The actual amounts for any and all of these items could significantly impact our 2024 GAAP net income and, as disclosed in our historical financial results, have significantly impacted GAAP net income in prior periods.
Guidance Summary

Full Year 2024
	Previous Guidance	Current Guidance
Core FFO attributable to common share and unit holders	$1.74 - $1.78	$1.76 - $1.78
Core FFO attributable to common share and unit holders growth	4.8% - 7.2%	6.0% - 7.2%

Same-Home
Core revenues growth	4.25% - 5.75%	4.50% - 5.50%
Core property operating expenses growth	5.25% - 6.75%	4.50% - 5.50%
Core NOI growth	3.50% - 5.50%	4.50% - 5.50%

Full Year 2024
	Previous Guidance		Current Guidance
Investment Program	Properties	Investment	Properties	Investment
Wholly owned acquisitions	—	—	1,700 - 1,750	$490 - $500 million
Wholly owned development deliveries	1,825 - 1,975	$700 - $800 million	1,825 - 1,975	$700 - $800 million
Wholly owned land and development pipeline	—	$100 - $150 million	—	$100 - $150 million
Pro rata share of JV and Property Enhancing Capex	—	$100 - $150 million	—	$100 - $150 million
Total capital investment (wholly owned and pro rata JV)	1,825 - 1,975	$0.9 - $1.1 billion	3,525 - 3,725	$1.4 - $1.6 billion
Total gross capital investment (JVs at 100%)	2,200 - 2,400	$1.1 - $1.3 billion	3,900 - 4,150	$1.6 - $1.8 billion

Changes to Full Year 2024 guidance:
•Raised Core FFO guidance midpoint by $0.01 per share primarily related to increased Core NOI growth from the Same-Home portfolio driven by both better than expected property tax expense outlook and cost controls on controllable expenses.
•Revised Wholly owned acquisitions guidance includes bulk portfolio acquired during the fourth quarter as well as a small volume of individual property acquisitions.
Additional Information
A copy of the Company’s Third Quarter 2024 Earnings Release and Supplemental Information Package and this press release are available on our website at www.amh.com, under “Investor relations.” This information has also been furnished to the SEC in a current report on Form 8-K.

Conference Call
A conference call is scheduled on Wednesday, October 30, 2024 at 12:00 p.m. Eastern Time to discuss the Company’s financial results for the quarter ended September 30, 2024 and to provide an update on its business. The domestic dial-in number is (877) 451-6152 (U.S. and Canada) and the international dial-in number is (201) 389-0879 (passcode not required). A simultaneous audio webcast may be accessed by using the link at www.amh.com, under “Investor relations.” A replay of the conference call may be accessed through Wednesday, November 13, 2024 by calling (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (international), replay passcode number 13748660#, or by using the link at www.amh.com, under “Investor relations.”
About AMH
AMH (NYSE: AMH) is a leading large-scale integrated owner, operator and developer of single-family rental homes. We’re an internally managed Maryland real estate investment trust (REIT) focused on acquiring, developing, renovating, leasing and managing homes as rental properties. Our goal is to simplify the experience of leasing a home and deliver peace of mind to households across the country.
In recent years, we’ve been named one of Fortune’s 2023 Best Workplaces in Real Estate™, a 2024 Great Place to Work®, a 2024 Most Loved Workplace®, a 2024 Top U.S. Homebuilder by Builder100, and one of America’s Most Responsible Companies 2024 and Most Trustworthy Companies in America 2024 by Newsweek and Statista Inc. As of September 30, 2024, we owned nearly 60,000 single-family properties in the Southeast, Midwest, Southwest and Mountain West regions of the United States. Additional information about AMH is available on our website at www.amh.com.
AMH refers to one or more of American Homes 4 Rent, American Homes 4 Rent, L.P. and their subsidiaries and joint ventures. In certain states, we operate under AMH Living or American Homes 4 Rent. Please see www.amh.com/dba to learn more.
Cautionary Note Regarding Forward-Looking Statements
This press release and the accompanying Supplemental Information Package contain “forward-looking statements.” These forward-looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “intend,” “potential,” “plan,” “goal,” “outlook,” “guidance” or other words that convey the uncertainty of future events or outcomes. Examples of forward-looking statements contained in this press release and the Supplemental Information Package include, among others, our 2024 Guidance, our belief that our acquisition and homebuilding programs will result in continued growth and the estimated timing of our development deliveries set forth in the Supplemental Information Package. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While the Company’s management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control and could cause actual results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statements to conform to actual results or changes in its expectations, unless required by applicable law. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and in the Company’s subsequent filings with the SEC.

AMH
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share data)

	September 30, 2024	December 31, 2023
	(Unaudited)
Assets
Single-family properties:
Land	$2,279,188	$2,234,301
Buildings and improvements	11,081,984	10,651,388
Single-family properties in operation	13,361,172	12,885,689
Less: accumulated depreciation	(2,962,482)	(2,719,970)
Single-family properties in operation, net	10,398,690	10,165,719
Single-family properties under development and development land	1,205,372	1,409,424
Single-family properties and land held for sale, net	218,969	182,082
Total real estate assets, net	11,823,031	11,757,225
Cash and cash equivalents	162,477	59,385
Restricted cash	155,372	162,476
Rent and other receivables	49,727	42,823
Escrow deposits, prepaid expenses and other assets	378,402	406,138
Investments in unconsolidated joint ventures	154,997	114,198
Asset-backed securitization certificates	—	25,666
Goodwill	120,279	120,279
Total assets	$12,844,285	$12,688,190

Liabilities
Revolving credit facility	$—	$90,000
Asset-backed securitizations, net	927,099	1,871,421
Unsecured senior notes, net	3,591,714	2,500,226
Accounts payable and accrued expenses	629,868	573,660
Total liabilities	5,148,681	5,035,307

Commitments and contingencies

Equity
Shareholders’ equity:
Class A common shares ($0.01 par value per share, 450,000,000 shares authorized, 365,885,188 and 364,296,431 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively)	3,659	3,643
Class B common shares ($0.01 par value per share, 50,000,000 shares authorized, 635,075 shares issued and outstanding at September 30, 2024 and December 31, 2023)	6	6
Preferred shares ($0.01 par value per share, 100,000,000 shares authorized, 9,200,000 shares issued and outstanding at September 30, 2024 and December 31, 2023)	92	92
Additional paid-in capital	7,412,232	7,357,848
Accumulated deficit	(407,251)	(394,908)
Accumulated other comprehensive income	2,756	843
Total shareholders’ equity	7,011,494	6,967,524
Noncontrolling interest	684,110	685,359
Total equity	7,695,604	7,652,883

Total liabilities and equity	$12,844,285	$12,688,190

AMH
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Rents and other single-family property revenues	$445,055	$421,697	$1,292,104	$1,214,948

Expenses:
Property operating expenses	172,031	167,041	477,428	456,662
Property management expenses	31,973	30,785	95,757	92,251
General and administrative expense	19,247	18,336	62,825	56,128
Interest expense	43,611	34,381	120,866	105,107
Acquisition and other transaction costs	2,605	3,399	8,866	12,650
Depreciation and amortization	119,691	114,863	353,020	340,779
Hurricane-related charges, net	3,904	—	3,904	—
Total expenses	393,062	368,805	1,122,666	1,063,577

Gain on sale and impairment of single-family properties and other, net	32,697	33,335	145,490	180,752
Loss on early extinguishment of debt	(5,306)	—	(6,323)	—
Other income and expense, net	8,256	1,865	15,664	9,082

Net income	87,640	88,092	324,269	341,205

Noncontrolling interest	10,333	10,493	38,559	41,140
Dividends on preferred shares	3,486	3,486	10,458	10,458

Net income attributable to common shareholders	$73,821	$74,113	$275,252	$289,607

Weighted-average common shares outstanding:
Basic	366,981,466	362,426,273	366,757,369	361,665,436
Diluted	367,600,636	362,924,932	367,294,979	362,121,128

Net income attributable to common shareholders per share:
Basic	$0.20	$0.20	$0.75	$0.80
Diluted	$0.20	$0.20	$0.75	$0.80

Defined Terms

Average Monthly Realized Rent
For the related period, Average Monthly Realized Rent is calculated as the lease component of rents and other single-family property revenues (i.e., rents from single-family properties) divided by the product of (a) number of properties and (b) Average Occupied Days Percentage, divided by the number of months. For properties partially owned during the period, this calculation is adjusted to reflect the number of days of ownership.

Average Occupied Days Percentage
The number of days a property is occupied in the period divided by the total number of days the property is owned during the same period after initially being placed in-service. This calculation excludes properties classified as held for sale.

Occupied Property
A property is classified as occupied upon commencement (i.e., start date) of a lease agreement, which can occur contemporaneously with or subsequent to execution (i.e., signature).

Recurring Capital Expenditures
For our Same-Home portfolio, Recurring Capital Expenditures includes replacement costs and other capital expenditures recorded during the period that are necessary to help preserve the value and maintain functionality of our properties. For our total portfolio, we calculate Recurring Capital Expenditures by multiplying (a) current period actual Recurring Capital Expenditures per Same-Home property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

Same-Home Property
A property is classified as Same-Home if it has been stabilized longer than 90 days prior to the beginning of the earliest period presented under comparison. A property is removed from Same-Home if it has been classified as held for sale or has experienced a casualty loss.

Stabilized Property
A property acquired individually (i.e., not through a bulk purchase) is classified as stabilized once it has been renovated by the Company or newly constructed and then initially leased or available for rent for a period greater than 90 days. Properties acquired through a bulk purchase are first considered non-stabilized, as an entire group, until (1) we have owned them for an adequate period of time to allow for complete on-boarding to our operating platform, and (2) a substantial portion of the properties have experienced tenant turnover at least once under our ownership, providing the opportunity for renovations and improvements to meet our property standards. After such time has passed, properties acquired through a bulk purchase are then evaluated on an individual property basis under our standard stabilization criteria.

Non-GAAP Financial Measures
This press release and the Third Quarter 2024 Earnings Release and Supplemental Information Package include Funds from Operations attributable to common share and unit holders (“FFO attributable to common share and unit holders”), Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders, Retained Cash Flow, Core NOI and Same-Home Core NOI, which are non-GAAP financial measures. We believe these measures are helpful in understanding our financial performance and are widely used in the REIT industry. Because other REITs may not compute these financial measures in the same manner, they may not be comparable among REITs. In addition, these metrics are not substitutes for net income or loss or net cash flows from operating activities, as defined by GAAP, as measures of our operating performance, liquidity or ability to pay dividends. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release and in the Third Quarter 2024 Earnings Release and Supplemental Information Package.

Funds from Operations attributable to common share and unit holders and Retained Cash Flow
FFO attributable to common share and unit holders is a non-GAAP financial measure that we calculate in accordance with the definition approved by the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding gains and losses from sales or impairment of real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustments for unconsolidated partnerships and joint ventures to reflect FFO on the same basis.

Core FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting FFO attributable to common share and unit holders for (1) acquisition and other transaction costs incurred with business combinations and the acquisition or disposition of properties as well as nonrecurring items unrelated to ongoing operations, (2) noncash share-based compensation expense, (3) hurricane-related charges, net, which result in material charges to our single-family property portfolio, (4) gain or loss on early extinguishment of debt and (5) the allocation of income to our perpetual preferred shares in connection with their redemption.

Adjusted FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting Core FFO attributable to common share and unit holders for (1) Recurring Capital Expenditures that are necessary to help preserve the value and maintain functionality of our properties and (2) capitalized leasing costs incurred during the period. As a portion of our homes are recently developed, acquired and/or renovated, we estimate Recurring Capital Expenditures for our entire portfolio by multiplying (a) current period actual Recurring Capital Expenditures per Same-Home Property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

We present FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, because we consider this metric to be an important measure of the performance of real estate companies, as do many investors and analysts in evaluating the Company. We believe that FFO attributable to common share and unit holders provides useful information to investors because this metric excludes depreciation, which is included in computing net income and assumes the value of real estate diminishes predictably over time. We believe that real estate values fluctuate due to market conditions and in response to inflation. We also believe that Core FFO and Adjusted FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, provide useful information to investors because they allow investors to compare our operating performance to prior reporting periods without the effect of certain items that, by nature, are not comparable from period to period.
FFO shares and units include weighted-average common shares and operating partnership units outstanding, as well as potentially dilutive securities.
Retained Cash Flow is a non-GAAP financial measure that we believe is helpful as a supplemental measure in assessing the Company’s liquidity. This metric is computed by reducing Adjusted FFO attributable to common share and unit holders by common distributions.
FFO, Core FFO and Adjusted FFO attributable to common share and unit holders and Retained Cash Flow are not substitutes for net income or net cash provided by operating activities, each as determined in accordance with GAAP, as a measure of our operating performance, liquidity or ability to pay dividends. These metrics also are not necessarily indicative of cash available to fund future cash needs. Because other REITs may not compute these measures in the same manner, they may not be comparable among REITs.

The following is a reconciliation of net income or loss attributable to common shareholders to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders and Retained Cash Flow for the three and nine months ended September 30, 2024 and 2023 (amounts in thousands, except share and per share data):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income attributable to common shareholders	$73,821	$74,113	$275,252	$289,607
Adjustments:
Noncontrolling interests in the Operating Partnership	10,333	10,493	38,559	41,140
Gain on sale and impairment of single-family properties and other, net	(32,697)	(33,335)	(145,490)	(180,752)
Adjustments for unconsolidated joint ventures	1,116	812	3,909	2,380
Depreciation and amortization	119,691	114,863	353,020	340,779
Less: depreciation and amortization of non-real estate assets	(4,930)	(4,476)	(14,354)	(12,902)
FFO attributable to common share and unit holders	$167,334	$162,470	$510,896	$480,252
Adjustments:
Acquisition, other transaction costs and other	2,605	3,399	8,866	12,650
Noncash share-based compensation - general and administrative	3,601	4,160	17,999	13,885
Noncash share-based compensation - property management	1,043	953	3,827	3,151
Hurricane-related charges, net	3,904	—	3,904	—
Loss on early extinguishment of debt	5,306	—	6,323	—
Core FFO attributable to common share and unit holders	$183,793	$170,982	$551,815	$509,938
Recurring Capital Expenditures	(23,088)	(23,973)	(58,615)	(59,079)
Leasing costs	(995)	(792)	(2,832)	(2,368)
Adjusted FFO attributable to common share and unit holders	$159,710	$146,217	$490,368	$448,491
Common distributions	(109,133)	(91,434)	(327,670)	(274,177)
Retained Cash Flow	$50,577	$54,783	$162,698	$174,314

Per FFO share and unit:
FFO attributable to common share and unit holders	$0.40	$0.39	$1.22	$1.16
Core FFO attributable to common share and unit holders	$0.44	$0.41	$1.32	$1.23
Adjusted FFO attributable to common share and unit holders	$0.38	$0.35	$1.17	$1.08

Weighted-average FFO shares and units:
Common shares outstanding	366,981,466	362,426,273	366,757,369	361,665,436
Share-based compensation plan and forward sale equity contracts (1)	1,015,421	910,552	927,581	800,032
Operating partnership units	51,376,980	51,376,980	51,376,980	51,376,980
Total weighted-average FFO shares and units	419,373,867	414,713,805	419,061,930	413,842,448
(1)Reflects the effect of potentially dilutive securities issuable upon the assumed vesting/exercise of restricted stock units and stock options and the dilutive effect of forward sale equity contracts under the treasury stock method.

The following is a reconciliation of net income per common share–diluted to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders and Adjusted FFO attributable to common share and unit holders on a per share and unit basis for the three and nine months ended September 30, 2024 and 2023:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income per common share–diluted	$0.20	$0.20	$0.75	$0.80
Adjustments:
Conversion from GAAP share count	(0.02)	(0.03)	(0.09)	(0.10)
Noncontrolling interests in the Operating Partnership	0.02	0.03	0.09	0.10
Gain on sale and impairment of single-family properties and other, net	(0.08)	(0.08)	(0.35)	(0.44)
Adjustments for unconsolidated joint ventures	—	—	0.01	0.01
Depreciation and amortization	0.29	0.28	0.84	0.82
Less: depreciation and amortization of non-real estate assets	(0.01)	(0.01)	(0.03)	(0.03)
FFO attributable to common share and unit holders	$0.40	$0.39	$1.22	$1.16
Adjustments:
Acquisition, other transaction costs and other	0.01	0.01	0.02	0.03
Noncash share-based compensation - general and administrative	0.01	0.01	0.04	0.03
Noncash share-based compensation - property management	—	—	0.01	0.01
Hurricane-related charges, net	0.01	—	0.01	—
Loss on early extinguishment of debt	0.01	—	0.02	—
Core FFO attributable to common share and unit holders	$0.44	$0.41	$1.32	$1.23
Recurring Capital Expenditures	(0.06)	(0.06)	(0.14)	(0.14)
Leasing costs	—	—	(0.01)	(0.01)
Adjusted FFO attributable to common share and unit holders	$0.38	$0.35	$1.17	$1.08

Core Net Operating Income
Core NOI, which we also present separately for our Same-Home portfolio, is a supplemental non-GAAP financial measure that we define as core revenues, which is calculated as rents and other single-family property revenues, excluding expenses reimbursed by tenant charge-backs, less core property operating expenses, which is calculated as property operating and property management expenses, excluding noncash share-based compensation expense and expenses reimbursed by tenant charge-backs.
Core NOI also excludes (1) hurricane-related charges, net, which result in material charges to our single-family property portfolio, (2) gain or loss on early extinguishment of debt, (3) gains and losses from sales or impairments of single-family properties and other, (4) depreciation and amortization, (5) acquisition and other transaction costs incurred with business combinations and the acquisition or disposition of properties as well as nonrecurring items unrelated to ongoing operations, (6) noncash share-based compensation expense, (7) interest expense, (8) general and administrative expense, and (9) other income and expense, net. We believe Core NOI provides useful information to investors about the operating performance of our single-family properties without the impact of certain operating expenses that are reimbursed through tenant charge-backs.
Core NOI and Same-Home Core NOI should be considered only as supplements to net income or loss as a measure of our performance and should not be used as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Additionally, these metrics should not be used as substitutes for net income or loss or net cash flows from operating activities (as computed in accordance with GAAP).

The following are reconciliations of core revenues, Same-Home core revenues, core property operating expenses, Same-Home core property operating expenses, Core NOI and Same-Home Core NOI to their respective GAAP metrics for the three and nine months ended September 30, 2024 and 2023 (amounts in thousands):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Core revenues and Same-Home core revenues
Rents and other single-family property revenues	$445,055	$421,697	$1,292,104	$1,214,948
Tenant charge-backs	(67,615)	(65,840)	(172,323)	(167,049)
Core revenues	377,440	355,857	1,119,781	1,047,899
Less: Non-Same-Home core revenues	(41,813)	(34,292)	(119,518)	(97,053)
Same-Home core revenues	$335,627	$321,565	$1,000,263	$950,846

Core property operating expenses and Same-Home core property operating expenses
Property operating expenses	$172,031	$167,041	$477,428	$456,662
Property management expenses	31,973	30,785	95,757	92,251
Noncash share-based compensation - property management	(1,043)	(953)	(3,827)	(3,151)
Expenses reimbursed by tenant charge-backs	(67,615)	(65,840)	(172,323)	(167,049)
Core property operating expenses	135,346	131,033	397,035	378,713
Less: Non-Same-Home core property operating expenses	(16,800)	(15,522)	(49,298)	(45,287)
Same-Home core property operating expenses	$118,546	$115,511	$347,737	$333,426

Core NOI and Same-Home Core NOI
Net income	$87,640	$88,092	$324,269	$341,205
Hurricane-related charges, net	3,904	—	3,904	—
Loss on early extinguishment of debt	5,306	—	6,323	—
Gain on sale and impairment of single-family properties and other, net	(32,697)	(33,335)	(145,490)	(180,752)
Depreciation and amortization	119,691	114,863	353,020	340,779
Acquisition and other transaction costs	2,605	3,399	8,866	12,650
Noncash share-based compensation - property management	1,043	953	3,827	3,151
Interest expense	43,611	34,381	120,866	105,107
General and administrative expense	19,247	18,336	62,825	56,128
Other income and expense, net	(8,256)	(1,865)	(15,664)	(9,082)
Core NOI	242,094	224,824	722,746	669,186
Less: Non-Same-Home Core NOI	(25,013)	(18,770)	(70,220)	(51,766)
Same-Home Core NOI	$217,081	$206,054	$652,526	$617,420

Contact:
AMH Investor Relations
Phone: (855) 794-2447
Email: investors@amh.com